Exhibit 10.17

Professional Services Agreement

No. 21-41

This Professional Services Agreement (“PSA” or “Agreement”), effective December 19, 2021 is made and entered into by and between X Energy, LLC (“X- energy”), a Maryland limited liability company, having an office at 801 Thompson Avenue, Suite 200, Rockville, MD, 20852 and IBX ("Company"), having an office at 801 Thompson Avenue, Suite 400, Rockville, MD, 20852.

WHEREAS X-energy wishes to secure Company’s performance of consulting and other professional services (“Project”) and;

WHEREAS, Company wishes to enter into an agreement with X-energy for the performance of said services in exchange for the fees set forth herein;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.       DESCRIPTION OF PROFESSIONAL SERVICES

Company shall provide to X-energy consulting and professional services (“Services”) subject to the Terms and Conditions attached hereto as Exhibit A. Services are described in specific Task Assignment Order(s).

II.       TASK ORDERS AND PURCHASE ORDERS

X-energy shall direct Company to perform services to be provided based on individual Purchase Order(s) issued by an authorized member of the X-energy Procurement Department. Any costs incurred by Company on behalf of X-energy without an authorized X-energy shall be borne by Company. The Company shall provide all resources necessary to deliver and/or perform the Purchase Order(s). Company is not authorized to incur expenses or make commitments in excess of the Total Value Not to Exceed listed in each Task Order/Purchase Order and X-energy is not obligated to compensate Company beyond the Total Task Order/Purchase Order Value Not to Exceed listed in each Task Order or Purchase Order. The Total Task Order/Purchase Order Value Not to Exceed listed in each Task Order or Purchase Order may be increased only by a written instrument signed by an authorized Procurement Representative of X-energy.

III.       CONTRACT VALUE AND FUNDING

The Contract Value and Funding limits of this PSA are the sum of all awarded Task Orders or Purchase Orders in U.S. Dollars.

IV.       LABOR RATES

Company’s fully loaded labor rates and approved labor categories are set forth in Exhibit C. All labor rates include direct costs and indirect costs, including without limitation, G&A and profit, and shall remain fixed for the term of this PSA. All Company Labor Rates shall be in U.S. Dollars.

V.       CONTRACTOR AND X ENERGY ADMINISTRATIVE CONTACTS

IBX	X Energy, LLC
801 Thompson Avenue.	801 Thompson Avenue
Suite 400	Suite 200
Rockville MD 20852	Rockville, MD 20852
Tel: [**]	Tel. [**]
Email: [**]	E-Mail: [**]

IN WITNESS WHEREOF, the parties have, through their authorized representatives, executed this Agreement, which consists of the Terms and Conditions and all Exhibits and attachments hereto, to be effective as of the date first set forth above.

IBX		X Energy, LLC

By:	/s/Shelley Johnson	By:	/s/Edward Morris

Name:	Shelley Johnson	Name:	Edward Morris

Title:	Vice President	Title:	Subcontracts Manager

Date:	February 8, 2022	Date:	February 9, 2022

Exhibit A

TERMS AND CONDITIONS

1.	Services.

(a)          Company will perform the Services described in the Statement of Work (“SOW”), set forth in Exhibit D. Company shall perform the Services in a competent, diligent, good faith, timely and professional manner and in accordance with the SOW. Company shall comply with applicable policies and standards of X-energy, as well as all applicable federal, state or local laws and regulations. Company shall comply with the additional terms and conditions of the contract between X-energy and the customer of client for whom the Services are performed (“Customer”).

(b)         Company agrees not to subcontract or assign any portion of the Services or this Agreement, or use any subcontractor, Company or independent contractor (collectively, “Subcontractor”) to perform the Services, without X-energy’s prior written consent. If X-energy provides written consent for the Company to use a Subcontractor: (i) Company shall be responsible in all respects for compliance by the Subcontractor with all terms and conditions of this Agreement; and (ii) Company shall obtain Subcontractor’s written consent to be bound by the confidentiality obligations herein prior to the commencement of performance.

2.         Effective Date; Term. This Agreement shall be effective as of the date first above written ("Effective Date") and shall continue in full force and effect until the first of the following to occur: (a) X-energy notifies Company that the Services have been completed; (b) the Contract Value has been reached and has not been increased in accordance with this Agreement; or (c) this Agreement has been terminated in accordance with Section 11 hereof.

3.        Invoicing Invoices shall be submitted no more or less than once a month, by the 15-calendar day of the month, for the number of hours worked by individual, by labor category through the end of the month. To the extent that Subcontractor submits its invoices by the 5th calendar day of the month, X-energy will pay Subcontractor Net 30 days from receipt of an approved invoice.

(a)	A separate, distinct invoice number.
(b)	Separate invoices shall be submitted for each Purchase Order;
(c)	The current and cumulative charges for the billing period, with hours and dollars provided for each authorized individual by labor category at the rates provided in this Agreement;
(d)	Charges captured in submitted invoices shall be within the confines the Period of Performance and/or the Exhibit D – Statement of Work described in the Purchase Order (if applicable);
(e)	Copy of each individual timesheet, Receipts of all ODCs & travel;
(f)	Invoices shall be signed and dated by an authorized employee of the Company, verifying that the costs included are correct.
(g)	All invoices shall be sent to AccountsPayable@X-energy.com by the 15th calendar day of the month.

(h)	X-energy shall reimburse Subcontractor for all expenses reasonably incurred in accordance with the Purchase Order, provided that reimbursement for such types of expenses have been pre-approved in writing by the X-energy Subcontract Administrator. All Subcontractor expenses not pre-approved by the X-energy Subcontract Administrator or not otherwise meeting the requirements of this Agreement or the Purchase Order to which it applies shall be reimbursed at the sole discretion of X-energy. Travel shall be reimbursed based on actual costs incurred in accordance with the Federal Travel Regulations (FTR) https://www.gsa.gov/policy-regulations/regulations/federal- travel-regulation-ftr

(h)	X-energy shall reimburse Subcontractor for all expenses reasonably incurred in accordance with the Purchase Order, provided that reimbursement for such types of expenses have been pre-approved in writing by the X-energy Subcontract Administrator. All Subcontractor expenses not pre-approved by the X-energy Subcontract Administrator or not otherwise meeting the requirements of this Agreement or the Purchase Order to which it applies shall be reimbursed at the sole discretion of X-energy.

4.	Payment Terms

(a)         The amount to be paid to Company for labor shall be computed by multiplying the applicable hourly billing rate set forth in Exhibit C by the number of direct hours performed, unless on a monthly retainer. Fractional parts of an hour shall be payable on a prorated basis as rounded to quarter-hours.

(b)         Company Invoiced amounts are due and payable by X-energy no later than thirty (30) days after receipt of an approved, complete and accurate invoice. X-energy shall have the right to offset against invoices any amounts due from Company to X-energy.

(c)          All Company invoices shall be paid in U.S. Dollars.

5.         Confidentiality. In the event either party determines that it is necessary to provide confidential, proprietary, or trade secret information to the other party with respect to the Services performed under this Agreement, such disclosure will be made only after advance written notice, and only under the terms of a separate non-disclosure agreement.

6.        Ownership of Work Product. Company agrees that all work product developed by her alone or in conjunction with others in connection with the performance of services pursuant to this Agreement is and shall be the sole property of Client, and Company shall retain no ownership, interest, or rights therein. Work product includes but is not limited to reports, graphics, memoranda, slogans, and taglines.

7.        Contractor Relationship. Company's relationship with Client will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship. No part of Company’s compensation will be subject to withholding by Client for the payment of any social security, federal, state, or any other employee payroll taxes.

8.        Termination. Either party may terminate this agreement at any time by written notice to the other party. This agreement may be terminated by either party by giving (30) thirty days written notice to the other party. Termination under this paragraph shall be without prejudice to any sums therefore accrued, provided however, that X Energy LLC may retain any final payment otherwise due to Company pending Company's satisfactory completion of any work remaining under assigned TAO(s), or such other satisfactory completion as may be agreed to by X Energy LLC.

9.        Suspension of Work. X Energy shall have the right to suspend the performance of the Work at any time by giving twenty-four (24) hours prior notice in writing of such action plus such reasonable time as may be required for the suspension of the Work so as to beneficially conserve what Work has been done or is actually in progress for future use. No prior notice in writing is required if suspension is necessary as a result of Contractor violating safety procedures. Suspension of the Work shall be made without prejudice to the claims of either party respect of any antecedent breach of the terms of this Contract. Contractor shall, during the period of suspension, minimize all costs associated with the suspension. Upon receipt of any notice of suspension, Contractor shall, unless the notice requires otherwise:

(a)         Immediately discontinue the performance of the Work to the extent specified in the notice;

(b)         Take no further action relative to subcontractors or suppliers with respect to suspended Work other than to the extent required in the notice;

(c)         Promptly make every reasonable effort to obtain suspension upon terms satisfactory to X-Energy of all subcontracts and purchase agreements to the extent they relate to portions of the Work suspended; and

(d)         Upon receipt of notice to resume the suspended Work, promptly as practicable resume the suspended Work to the extent required in the notice.

As compensation to Contractor for any suspension, Contractor shall be reimbursed for reasonable costs incurred as a result of the suspension, such as mobilization and demobilization of Contractor and its subcontractors and reasonable costs in bringing the Work to an orderly state of suspension, as well as cancellation costs and any expenses reasonably incurred, including escalation costs. Any suspension or Work stoppage due to Contractor’s or Contractor’s subcontractors’ or agents’ safety violations shall be at Contractor’s expense. In addition, standby costs incurred by Contractor during the period of suspension (except for safety violations) incurred in keeping itself or its subcontractors committed to the Work in a standby status shall be paid by X Energy on a reimbursable basis.

10.      Limitation of Liability. In no event shall X-energy be liable for any special, indirect, incidental or consequential damages (including, but not limited to, lost profits, lost business opportunities, loss of use or equipment down time, and loss of or corruption to data) arising out of or relating to this Agreement, regardless of the legal theory under which such damages are sought, and even if Company has been advised of the possibility of such damages or loss.

11.      Indemnification. Company shall indemnify, defend and hold harmless X-energy and its affiliates, as well as X-energy’s and its affiliates’ members, managers, officers, directors, employees, agents, representatives from and against any and all claims, suits, causes of action, proceedings, liabilities, injuries to persons or property, cost and expenses (including reasonable attorneys’ fees) arising out of or relating to any breach of this Agreement by, or violation of law or regulation, negligence, or willful misconduct of, Company, its owners, directors, officers, employees, agents, representatives, subcontractors and/or suppliers. Such damages include but are not limited to injury or death of persons, loss of or damage to property (including loss of use thereof), and economic loss, including lost profit or opportunity, pollution, and environmental impairment, and natural resource damages.

(b)      X-energy shall promptly notify Company of any claim for which indemnification is sought under this Agreement.

12.      Non-Waiver of Rights. The failure of either party to insist upon performance of any provision of this Agreement, or to exercise any right, remedy or option provided herein, shall neither be construed as a waiver of the right to assert any of the same or to rely on any such terms or conditions at any time thereafter, nor in any way affect the validity of this Agreement.

13.      Severability. If any covenant, condition, term, or provision contained in this Agreement is held or finally determined to be invalid, illegal, or unenforceable in any respect, in whole or in part, such covenant, condition, term, or provision shall be severed from this Agreement, and the remaining covenants, conditions, terms and provisions contained herein shall continue in force and effect, and shall in no way be affected, prejudiced or disturbed thereby.

14.      Assignment. Neither party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, X-energy may transfer or assign its rights hereunder to any successor in interest to all or substantially all of its assets

15.      Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Maryland.

16.      Disputes. X-energy and the Company agree to enter into negotiations to resolve any dispute arising under or relating to this Agreement. Both parties agree to negotiate in good faith to attempt to reach a mutually agreeable settlement within a reasonable amount of time.

If negotiations are unsuccessful, either Party may initiate litigation in a state or federal court of competent jurisdiction within Montgomery County of the State of Maryland. By its signature below, each party submits to personal jurisdiction and venue in such courts.

Pending any decision, appeal or judgment referred to in this provision or the settlement of any dispute arising under this Agreement, Company shall proceed diligently with the performance of this Agreement.

17.      Waiver or Modification. This Agreement may be modified, or part or parts hereof waived, only by an instrument in writing specifically referencing this Agreement and signed by an authorized representative of the party against whom enforcement of the purported modification or waiver is sought.

18.      Conflicting Obligations. Company agrees to immediately inform X-energy in writing of any apparent conflicts between Company’s work for X-energy and any obligations Company may have to preserve the confidentiality of another’s proprietary information or materials. Otherwise, X-energy may conclude that no such conflict exists and Company agrees thereafter to make no such claim against X-energy. During the term hereof, Company will not engage in outside activities which create a conflict of interest with X-energy business activities. During the term of this Agreement and the six-month period thereafter, Company shall not solicit, hire or retain any X-energy employee.

19.      Export Control. Company acknowledges that the performance of this Agreement is subject to compliance with applicable United States laws, regulations, and/or orders, including those that relate to the export of materials, equipment, software, or technology, such as the U.S. Department of Energy regulations found in 10 C.F.R. Part 810, the U.S. Nuclear Regulatory Commission regulations in 10 C.F.R. Part 110, the International Traffic in Arms Regulations (“ITAR”) found in 22 C.F.R. Parts 120-130 controlled by the U.S. Department of State or the Export Administration Regulations found in 15 C.F.R. Part 730 et seq. (“EAR”) controlled by the U.S. Department of Commerce, as may be amended (collectively, “Export Control Laws”). Company shall comply with all Export Control Laws. Company shall not export, re-export, transfer, or retransfer, directly or indirectly, any technology, data, services, or hardware, except as permitted by such Export Control Laws. Company further acknowledges that exports of technology and items subject to the Export Control laws may require prior written approval from the U.S. government and that exports or re-exports of any U.S. technology to any destination under U.S. sanction or embargo are forbidden.

EXHIBIT C

Approved Labor Rate

Period of Performance
From: December 19, 2021	To: March 25, 2022

Skill/Person/Resource	Name	Hours	Hourly Rate	Total Funding
Consultant	Dave Wolt	120	$291.60	$34,992.00

Exhibit D

Statement of Work – Schedule Development

Task Assignment Orders (TAOs)

Task Order Number: 01

Task Monitor: Georgette Alexander-Morrison

Period of Performance: December 19, 2021 – March 25, 2022

Total Task Value Not to Exceed (Including Travel):

LABOR:		$34,992.00
TRAVEL:	$
TOTAL:		$34,992.00

Statement of Work:

Background: X-energy is pursuing the Phase 2 procurement for the Project Pele opportunity for Office of the Secretary of Defense, Strategic Capabilities Office (SCO). The Customer sent Request for Prototype Proposal (RPP) to X-energy with a proposal due date of March 11, 2022, 4 pm EDT. The RPP requires an electronic submittal which will be performed by X-energy contracts personnel. On January 13, the customer updated all RPP documents and answered questions.

The RFP documentation is labeled CUI (controlled unclassified information). The staff must be US Citizens to work on this activity. The RFP will be provided once the candidate is confirmed as a US Citizen.

Scope:

Provide proposal review support services to the X-energy Government R&D Division regarding in support of the ACME proposal. This includes, but is not limited to:

Review all RPP documentation and background documentation provided

Support periodic meetings with X-energy leadership personnel to define approaches and answers to RPP instructions, “building blocks” of the bid (WBS, Program Organization Chart, Roles and Authorities Matrix (RAM), Key Personnel identification, program schedule, win themes).

Participate in Pink Team Review, Red Team Review, and possibly Red 2 Team Review

Deliverables:

Monthly - NA

As Required – Review comment summaries and detailed proposal review comments for the ACME Red Review and ACME Red 2 Review. Recommendations on how to make this a winning proposal.

Travel

•	One trip to Rockville Maryland to participate in the Red Team Review – if we request live meeting.